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                                                                 EXHIBIT 10.5


[FHS LETTERHEAD]


                                  March 2, 2000


Mr. Jay M. Gellert
440 Davis Street, Unit 913
San Francisco, CA 94111

Dear Jay:

Reference is made to your current employment letter agreement (the "Current Letter Agreement") with Foundation Health Systems, Inc. (the "Company") dated August 22, 1997.

The purpose of this letter is to amend the severance payment and related provisions contained in the Current Letter Agreement as follows:

     - You shall serve the Company as its President and Chief Executive Officer. In this capacity you shall report to the Board of Directors of the Company, and your annual base salary shall be $600,000 (effective as of February 14, 2000).

     - If during a two-year period following a "change-of-control" transaction you are terminated by the Company or voluntarily resign for "good reason" (each as defined in the Current Letter Agreement), you will be entitled to a $5 million severance payment instead of the three year salary/bonus severance payment set forth in the Current Letter Agreement.

     - If you are terminated by the Company for a reason other than cause at any time, you will be entitled to a $5 million severance payment instead of the three year salary, one year bonus and two year bonus consulting payments set forth in the Current Letter Agreement.

     - Your non-compete will continue in force for a period of one year post-termination of your employment in the event you receive severance payments under either of the two previous paragraphs.

     - Your options will continue to remain exercisable for a period of two years post-termination of your employment by the Company without cause or by you for good reason within two years after a change-of-control transaction provided you continue to adhere to the non-compete restrictions contained in the Current Letter Agreement for such period.

     - The Board of Directors of the Company may, at any time in its sole discretion, upon one year prior notice to you, rescind this amendment and cause the provisions set forth above to revert back to the provisions contained in the Current Letter Agreement (in other words, such rescission/reversion may only take place if you are provided at least one year prior notice of such change).

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Mr. Jay M. Gellert
March 2, 2000
Page 2



     - The provisions of the Current Letter Agreement that limit your aggregate severance benefit to the 280G limitations shall be replaced with the "modified cap" provisions contained in the Company's standard Severance Payment Agreement for Tier 1 officers.

All other terms and conditions of the Current Letter Agreement not amended above shall remain in full force and effect.

Please countersign this letter agreement in the space provided below which will evidence our agreement to the foregoing.

                                                     Very truly yours,


                                                 /s/ J. Thomas Bouchard
                                                 ------------------------------
                                                 J. Thomas Bouchard
                                                 Chairman, Compensation & Stock
                                                 Option Committee




ACCEPTED AND AGREED TO BY:


/s/ Jay M. Gellert
------------------------
Jay M. Gellert